February 1, 2006


U.S. Securities and Exchange Commission
Division of Corporation Finance
450 Fifth St. N.W.
Washington  DC  20549

Re: Luna Technologies International, Inc. - Form SB-2 Registration Statement


Dear Sirs:

As independent registered public accountants, we hereby consent to the inclusion or incorporation by reference in this Form SB-2 Registration Statement dated February 1, 2006 of the following:

      o Our Report to the Stockholders and Board of Directors of Luna Technologies International, Inc. dated March 31, 2005 on the financial statements of the Company as at December 31, 2004 and 2003.

In addition, we also consent to the reference to our firm as experts in accounting and auditing included in this Registration Statement.


Yours truly,


"Dale Matheson Carr-Hilton LaBonte"


Dale Matheson Carr-Hilton LaBonte
Chartered Accountants
Vancouver, British Columbia